EXHIBIT 99

Cintech Solutions, Inc.

Condensed Financial Statements for the Three and
Nine-Months Ended March 31, 2002 and 2001 and
Independent Accountants’ Report

INDEPENDENT ACCOUNTANTS’ REPORT

To the Directors of
    Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the “Company”) as of March 31, 2002 and 2001 and the related condensed statements of operations, stockholders’ equity and cash flows for the three months and nine months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2001, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated August 24, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2001 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

April 16, 2002

CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
MARCH 31, 2002, JUNE 30, 2001 AND MARCH 31, 2001

	March 31,		March 31,
ASSETS	2002	June 30,	2001
	(Unaudited)	2001	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents (Note 1)	$392,915	$641,883	$177,922
Marketable securities (Note 2)	3,173,441	6,284,141	6,860,093
Accounts receivable, trade — (Net of allowance of $76,155, $94,958 and $68,160 at March 31, 2002, June 30, 2001, and March 31, 2001, respectively) (Note 1)	533,369	301,389	317,433
Inventory (Note 1)	20,327	21,387	15,763
Prepaid expenses	199,386	73,845	100,990
Refundable income taxes			15,506
Deferred income taxes (Note 6)	427,338	497,671	542,271

Total current assets	4,746,776	7,820,316	8,029,978

FIXED ASSETS (Note 1):
Equipment	1,340,286	1,198,675	1,263,403
Furniture and fixtures	8,677	325,756	297,855

Total	1,348,963	1,524,431	1,561,258
Less accumulated depreciation	(986,859)	(1,208,086)	(1,193,612)

Total fixed assets — net	362,104	316,345	367,646

SOFTWARE DEVELOPMENT
COSTS-Net (Note 1)	1,937,829	1,807,357	1,746,646
DEFERRED INCOME TAXES (Note 6)	1,154,418	186,580	157,093

Total other assets	3,092,247	1,993,937	1,903,739

TOTAL	$8,201,127	$10,130,598	$10,301,363

	March 31,		March 31,
LIABILITIES AND	2002	June 30,	2001
STOCKHOLDERS' EQUITY	(Unaudited)	2001	(Unaudited)
CURRENT LIABILITIES:
Accounts payable	$138,614	$134,919	$61,939
Accrued liabilities:
Accrued wages and compensation	251,059	505,310	355,479
Warranty reserve	66,460	82,382	92,730
Accrued lease termination costs (Note 3)	28,341
Other	174,791	115,615	137,384
Deferred maintenance revenue (Note 1)	611,784	638,193	710,330

Total current liabilities	1,271,049	1,476,419	1,357,862

STOCKHOLDERS’ EQUITY (Notes 1, 4, 5):
Common stock	9,008,724	9,008,289	9,008,289
Contributed capital	675,757	675,757	675,757
Treasury stock	(2,290)	(2,290)	(2,290)
Accumulated deficit	(2,752,113)	(1,027,577)	(738,255)

Total stockholders’ equity	6,930,078	8,654,179	8,943,501

TOTAL	$8,201,127	$10,130,598	$10,301,363

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE-MONTHS AND NINE-MONTHS ENDED MARCH 31, 2002 AND 2001

	For the Three-Months Ended		For the Nine-Months Ended
	March 31,		March 31,

	2002	2001	2002	2001
NET SALES (Note 1):
Product sales	$1,011,503	$760,588	$3,631,240	$4,888,659
Services and other sales	393,202	492,031	1,150,396	1,638,701

Total net sales	1,404,705	1,252,619	4,781,636	6,527,360

COST OF PRODUCTS SOLD AND SERVICES PROVIDED (Note 1):
Cost of products sold	373,218	398,354	1,285,815	1,571,983
Cost of services and other sales	72,289	122,572	207,422	355,466

Total cost of products sold and services provided	445,507	520,926	1,493,237	1,927,449

GROSS PROFIT	959,198	731,693	3,288,399	4,599,911
RESEARCH AND DEVELOPMENT	265,288	232,801	846,294	744,687
LEASE TERMINATION COSTS (Note 3)			104,397
SELLING, GENERAL AND ADMINISTRATIVE (Notes 1, 3)	1,711,170	1,551,344	5,072,501	4,884,873

LOSS FROM OPERATIONS	(1,017,260)	(1,052,452)	(2,734,793)	(1,029,649)
OTHER INCOME	31,543	122,532	112,752	355,843

LOSS BEFORE INCOME TAX BENEFIT	(985,717)	(929,920)	(2,622,041)	(673,806)
INCOME TAX BENEFIT (Note 6)	(334,548)	(368,612)	(897,505)	(288,725)

NET LOSS	$(651,169)	$(561,308)	$(1,724,536)	$(385,081)

BASIC AND DILUTED LOSS PER COMMON SHARE (Note 4)	$(0.05)	$(0.05)	$(0.14)	$(0.03)

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2002 AND 2001

	Common				Total
	Stock	Contributed	Treasury	Accumulated	Stockholders'
	No Par Value	Capital	Stock	Deficit	Equity

BALANCE AT JUNE 30, 2000	$9,005,433	$675,757	$(2,290)	$(353,174)	$9,325,726
STOCK OPTIONS EXERCISED (4,399 shares)	2,856				2,856
NET LOSS				(385,081)	(385,081)

BALANCE AT MARCH 31, 2001	$9,008,289	$675,757	$(2,290)	$(738,255)	$8,943,501

BALANCE AT JUNE 30, 2001	$9,008,289	$675,757	$(2,290)	$(1,027,577)	$8,654,179
STOCK OPTIONS EXERCISED (1,500 shares)	435				435
NET LOSS				(1,724,536)	(1,724,536)

BALANCE AT MARCH 31, 2002	$9,008,724	$675,757	$(2,290)	$(2,752,113)	$6,930,078

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2002 AND 2001

	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,724,536)	$(385,081)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	97,572	219,446
Amortization of software development costs	455,205	322,878
Deferred income tax benefit	(897,505)	(199,119)
Provision for doubtful accounts	(18,803)	43,651
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(213,177)	508,351
Decrease in inventory	1,060	30,206
Increase in other assets	(125,541)	(69,859)
Increase (decrease) in accounts payable	3,695	(285,725)
Decrease in accrued expenses	(210,997)	(463,546)
Increase in accrued lease termination costs	28,341
Decrease in deferred maintenance revenue	(26,409)	(122,198)

Total adjustments	(906,559)	(15,915)

Net cash used in operating activities	(2,631,095)	(400,996)

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption (purchase) of marketable securities	3,110,700	(1,031,899)
Purchase of fixed assets	(178,331)	(93,702)
Proceeds on disposal of fixed assets	35,000
Expenditures for software development costs	(585,677)	(819,376)

Net cash provided by (used in) investing activities	2,381,692	(1,944,977)

CASH FLOWS FROM FINANCING ACTIVITIES -
Proceeds from exercise of stock options	435	2,856

NET DECREASE IN CASH AND CASH EQUIVALENTS	(248,968)	(2,343,117)
CASH AND CASH EQUIVALENTS:
Beginning of period	641,883	2,521,039

End of period	$392,915	$177,922

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid	$14,516	$16,512

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JUNE 30, 2001 AND AS OF MARCH 31, 2002 AND 2001 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE-MONTHS ENDED MARCH 31, 2002 AND 2001 IS UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - Cintech Solutions, Inc. (the “Company”) develops and markets interaction management software to help businesses manage voice and data contacts with their customers, partners, and associates. In concert with the interaction management software, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

Basis of Presentation - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. There are no significant differences in accounting principles generally accepted in the United States of America and Canada. The information disclosed in the notes to the financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2001 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2001 included in these condensed financial statements has been derived from the audited financial statements included in that report. In management’s opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

Use of Estimates - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

Deferred Maintenance Revenue - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

Warranty Reserve - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

Depreciation - Fixed assets are carried at cost. Depreciation is computed using a straight line method over the following useful lives:

Equipment	3-5 years
Furniture and Fixtures	2-10 years

During 2002, the Company changed its method of accounting for depreciation from an accelerated method. The effects of such change were not material to the financial statements.

Inventory - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

	March 31,	June 30,	March 31,
	2002	2001	2001

Literature and other documentation	$16,414	$13,195	$8,898
Computer hardware	12,007	12,205	11,334
Allowance for obsolete inventory	(8,094)	(4,013)	(4,469)

Total inventory	$20,327	$21,387	$15,763

Significant Customers - Most of the Company’s sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:

	Sales for the Three-Months Ended March 31,				Sales for the Nine-Months Ended March 31,
	2002		2001		2002		2001

	Amount	%	Amount	%	Amount	%	Amount	%
Distributor A	$893,944	64%	$615,507	49%	$3,292,448	69%	$4,350,997	67%
Distributor B	169,816	12%	156,330	13%	323,718	7%	547,399	8%

Total	$1,063,760	76%	$771,837	62%	$3,616,166	76%	$4,898,396	75%

The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company’s total accounts receivable, as follows:

		Percent of
		Gross
		Accounts
	Distributors	Receivable
March 31, 2002	2	77%
June 30, 2001	2	71%
March 31, 2001	2	60%

International Sales - The Company’s international sales to Canada were approximately 2% and 3% of total sales for the three-months ended March 31, 2002 and 2001, and approximately 2% of total sales for the nine-months ended March 31, 2002 and 2001, respectively.

Software Development Costs - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

Costs capitalized were $160,444 and $398,968 and related amortization was $153,876 and $213,000 for the three-months ended March 31, 2002 and 2001, respectively. Costs capitalized were $585,677 and $819,376 and related amortization was $455,205 and $322,878 for the nine-months ended March 31, 2002 and 2001, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

Licensing Fee - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company’s products. License fee expense was $184,969 and $162,096 for the three-months ended March 31, 2002 and 2001, respectively. License fee expense was $708,966 and $1,046,082 for the nine-months ended March 31, 2002 and 2001, respectively.

Fair Value of Financial Instruments - The carrying value of certain of the Company’s financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

Accounting Pronouncements — In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. This statement will have no impact on the Company’s financial statements.

In June, 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill, as well as other intangibles determined to have an indefinite life will no longer be amortized; however these assets will be reviewed for impairment on a periodic basis. This statement will have no impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement applies to legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement will have no impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of. This statement will have no impact on the Company’s financial statements.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

2.	MARKETABLE SECURITIES

The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” All items mature within one year. The cost and market value of theses investments are summarized below:

			Net
	Amortized		Unrealized
Description	Cost	Market	Gain (Loss)

March 31, 2002 - Federal Agency Notes	$3,086,395	$3,038,260	$(48,135)

June 30, 2001 - Federal Agency Notes	$6,284,141	$6,284,163	$22

March 31, 2001 - Federal Agency Notes	$6,860,093	$6,864,720	$4,627

During the third quarter of 2002, the Company received 1,512 shares of stock through the demutualization of an insurance company. The value of this stock as of March 31, 2002 was $87,046. Management has classified the securities as available for sale. The unrealized gain related to common stock was not material as of March 31, 2002.

3.	OPERATING LEASES

Operating Leases - During the second quarter of 2002, the Company accrued for costs associated with terminating its Norwood, Ohio lease and relocating its office facility.

In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which began in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

In fiscal 2001, the Company signed leased agreements for office equipment and furniture. These operating leases began in December 2001 and expire in November 2005 and November 2006, respectively.

The annual minimum rent to be paid under the operating lease agreements is as follows:

Period Ending March 31:
2003	$1,069,389
2004	1,069,389
2005	1,069,389
2006	1,012,842
2007	875,853
2008 and after	3,864,280

Rent expense for the leased office space was $229,192 and $93,341 for the three-month periods ended March 31, 2002 and 2001. Rent expense for the leased office space was $456,882 and $249,942 for the nine-month periods ended March 31, 2002 and 2001. The lease expense for the equipment and furniture was $87,422 and $99,934 for the three-month and nine-month period ended March 31, 2002.

4.	CAPITAL STOCK AND INCOME PER SHARE

The following schedule is a summary of the Company’s shares of capital stock.

		Common		In
	Authorized	Issued	Outstanding	Treasury

Balance at March 31, 2002	15,000,000	12,329,227	12,327,227	2,000

Balance at June 30, 2001	15,000,000	12,327,727	12,325,727	2,000

Balance at March 31, 2001	15,000,000	12,327,727	12,325,727	2,000

Loss per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total

The Company’s basic and diluted loss per share were determined as follows:

	Three-Months Ended			Three-Months Ended
	March 31, 2002			March 31, 2001

	Loss	Shares	Per Share	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic EPS
Loss available to common stockholders	$(651,169)	12,327,227	$(0.05)	$(561,308)	12,325,727	$(0.05)
Effect of Dilutive Securities
Stock options

Diluted EPS
Loss available to common stockholders and assumed conversions	$(651,169)	12,327,227	$(0.05)	$(561,308)	12,325,727	$(0.05)

	Nine-Months Ended			Nine-Months Ended
	March 31, 2002			March 31, 2001

	Loss	Shares	Per Share	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic EPS
Loss available to common stockholders	$(1,724,536)	12,327,227	$(0.14)	$(385,081)	12,324,128	$(0.03)
Effect of Dilutive Securities
Stock options

Diluted EPS
Loss available to common stockholders and assumed conversions	$(1,724,536)	12,327,227	$(0.14)	$(385,081)	12,324,128	$(0.03)

Stock options representing 1,442,598 shares and 991,513 shares for the three-months ended March 31, 2002 and 2001, respectively, were not included in computing diluted loss per share because their effects were antidilutive. Stock options representing 1,442,598 shares and 664,842 shares for the nine-months ended March 31, 2002 and 2001, respectively, were not included in computing diluted loss per share because their effects were antidilutive

5.	STOCK OPTION PLAN

During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2001 and 2000, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2001 annual report.

6.	INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred taxes consist of the following:

	March 31,	June 30,	March 31,
	2002	2001	2001

Current deferred tax asset — Deferred revenue and other	$427,338	$497,671	$542,271

Non-current deferred tax asset — Carryforwards and credits	$1,929,550	$909,523	$855,752
Non-current deferred tax liability — Deferred software development costs and other	(775,132)	(722,943)	(698,659)

Net non-current deferred tax asset	$1,154,418	$186,580	$157,093

The benefit for income taxes for the three-months and nine-months ended March 31, 2002 and 2001 consists of the following:

	For the Three-Months		For the Nine-Months
	Ended March 31,		Ended March 31,

	2002	2001	2002	2001

Current benefit	$—	$(50,805)	$—	$(72,747)
Deferred benefit	(334,548)	(317,807)	(897,505)	(215,978)

Income tax expense benefit	$(334,548)	$(368,612)	$(897,505)	$(288,725)

The primary differences between the statutory rate for federal income tax and the effective income tax rate are the benefits from research and development credits and state tax losses generated during the current year. At March 31, 2002, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $4,403,000 that will expire in 2021. Also at March 31, 2002, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $280,000 which will begin to expire in 2017.

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